March 1, 2013

U. S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

We have read the statements of US Parts Online Inc., pertaining to our firm included under Changes In and Disagreements with Accountants on Accounting and Financial Disclosure in the Form S-1 Amendment 4 dated March 1, 2013 and agree with such statements as they pertain to our firm.

Sincerely,

/s/ Sadler, Gibb & Associates, LLC